Exhibit 99.1

Table Trac Announces Special Cash Dividend

MINNETONKA, Minn., January 26, 2026 -- On January 23, 2026, The Board of Directors of Table Trac Inc. (the “Company”) (OTCQX: TBTC) approved a sprcial cash dividend on the Company’s common stock of $0.10 per share.

The dividend, payable on March 6, 2026, to shareholders of record as of February 20, 2026, highlights the Company’s strong financial foundation, consistent operating performance, and disciplined approach to capital allocation.

“Declaring this one-time special cash dividend reflects the strength of our balance sheet, the positive momentum across the business, and the successful execution of our long-term strategy,” said Randy Gilbert, Chief Executive Officer. “As we celebrate  over 30 years in the industry, we are proud of the Company’s track record and pleased to return capital to our shareholders while remaining confident in our financial position and future growth opportunities.”

The Board’s decision underscores its confidence in the Company’s financial health, operating performance, and ability to continue investing in innovation, growth initiatives, and operational excellence.

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. develops, sells and leases information and management systems and provides technical support to casinos. The open architecture of CasinoTrac is designed to provide operators with a secure, scalable, and flexible system that interconnects and operates with most third-party software and hardware. Key products and services include modules that drive player tracking programs, kiosk promotions, and provide vault and cage controls. The Company’s systems are designed to meet strict auditing, accounting and regulatory requirements applicable to the gaming industry.

Additionally, the Company has developed a patented, real-time system that automates and monitors the operations of casino gaming tables.

The Company’s suite of management systems and kiosks are installed with on-going support and maintenance contracts in over 115 casino operators in over 300 casinos worldwide. The Company continues to increase its market share by expanding its product offerings to include new system features, and ancillary products. More information is available at http://www.tabletrac.com/.

Forward Looking Statements

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

For more information:

Randy Gilbert

Table Trac, Inc.

952-548-8877